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                           THIRD AMENDMENT TO LEASE

This Third Amendment to Lease Agreement (hereinafter the "Third Amendment") is made and entered into this 1st day of March, 1996, by and between EASTPARK, L.P., as "Lessor", and PMT SERVICES, INC. as "Lessee".

WHEREAS, Lessor and Lessee entered into a certain Lease dated August 31, 1994 (hereinafter referred to as the "Lease"), providing for the demise by Lessor to Lessee of office space in a certain office building now commonly known and designated as Two Maryland Farms, Brentwood, Tennessee, all as more specifically set forth in the Lease; and

WHEREAS, Lessor and Lessee amended the Lease on September 29, 1994 and May 11, 1995; and

WHEREAS, Lessor and Lessee now desire to revise and amend the terms of said Lease effective March 1, 1996.

NOW, THEREFORE, in consideration of mutual covenants and undertakings hereinafter set forth by and between the parties hereto, the Lease is hereby Amended as follows:

1. Amendment of Leased Premises "Schedule" Section. The third section of the Schedule to Lease titled "Leased Premises" shall be amended to provide the following change in square footage:

     "The Leased Premises is 32,282 net rentable square feet and shall be increased by 986 net rentable square feet located on the first floor and shown as Exhibit A. The Leased Premises will now total 33,268 net rentable square feet.

2. Amendment of Rent Schedule. The seventh section of the Schedule to Lease shall be deleted and the following substituted:


      From        To      Rate/SF   Monthly

     3/1/96    12/31/97    $11.74  $32,546.33
     1/1/98    12/31/00    $13.56  $37,589.49

3. Lessee Improvements. None. Lessee agrees to accept the entire Leased Premises in its "as is" condition.

4. Amendment of Right of First Refusal. Paragraph 41 of the Lease shall be deleted and replaced with the following:

     "Lessee shall have an on-going right of first opportunity to lease all space that becomes available at Two Maryland Farms. Available space shall be defined as any space that shall be vacated by an existing tenant who does not renew or extend their lease at expiration or upon termination of their lease. Lessor agrees to notify Lessee in writing of any available space or any space that shall become available as soon as practical. Lessee shall then have ten (10) business days to
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     respond to Lessor in writing indicating whether or not Lessee wants to exercise its right to bring the offered space under lease. If Lessee does not respond within the ten (10) day period, Lessee shall have waived its rights and the space will be available to other interested parties. If Lessee does exercise its right of first opportunity, then Lessee shall bring the space under lease at the then current market rental and build-out rates with tenant improvements prorated for the number of months then remaining on the Lease. If Lessee leases the space "as is", then the rental rate and expiration date for the additional space shall be the same as provided under the original Lease.

5. Definitions. Definitions and terms used in this Third Amendment shall have the same definitions set forth in the Lease.

6. Incorporation. This Third Amendment shall be incorporated into and made a part of the Lease and all provisions of this Lease not expressly modified or amended shall remain in full force and effect.


In witness whereof, the parties hereto have executed this Third Amendment to Lease Agreement by proper person thereunto authorize to do so on the day and year first written above.

LESSOR:                                      LESSEE:

EASTPARK, L.P. acting by and through         PMT SERVICES, INC.
its property manager Eakin & Smith, Inc.


By:   /s/ John W. Eakin                      By:   /s/ Richardson M. Roberts

Its:       President                         Its:   Chief Executive Officer